KINGSWAY ANNOUNCES RESULTS OF SPECIAL MEETING OF SERIES B WARRANT HOLDERS

Toronto, Ontario (July 9, 2014) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) announced today that the Company held a special meeting for the holders of its Series B warrants (“Series B Warrants”) on July 8, 2014. The purpose of this special meeting was to approve certain amendments to the terms of the Series B Warrant Agreement dated September 16, 2013, between Kingsway and Computershare Trust Company of Canada under which the Series B Warrants were issued (the “Series B Warrant Agreement Amendments”). Detailed results of the vote for the approval of the Series B Warrant Agreement Amendments are set out below.

	Votes For	% For	Votes Against	% Against
Approval of Series B Warrant Agreement Amendments	1,812,258	99.98%	372	0.02%

Full details regarding the Series B Warrant Agreement Amendments are set out in the Company’s management information circular dated June 2, 2014 which is available on SEDAR at www.sedar.com.

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”